Exhibit 4.11

Waterfront Place 1 Eagle Street Brisbane QLD 4000 GPO Box 9925 QLD 4001 Tel (07) 3228 9333 Fax (07) 3228 9444 www.corrs.com.au

Sydney

Melbourne

Brisbane

Perth

Metal Storm Limited

Andrew Winston Doyle

Loan Agreement

Ref: GTS META6091-9078493 6021784/2
© Corrs Chambers Westgarth

Contents

1	Interpretation		1

	1.1	Definitions	1
	1.2	Construction	2

2	Conditions precedent		2

	2.1	Conditions precedent	2
	2.2	Satisfaction of conditions precedent	2

3	Loan		2

4	Fee for provision of loan		2

5	Repayment and prepayment		3

	5.1	Repayment	3
	5.2	Prepayment	3

6	Payments		3

	6.1	Place, manner and time of payment	3
	6.2	Gross-up	3
	6.3	Appropriation	4

7	Representations and warranties		4

	7.1	Nature	4
	7.2	General	5

8	General obligations		5

9	Events of Default		5

	9.1	Nature	5
	9.2	Acceleration	7

10	Costs and expenses		7

	10.1	Reimbursement of costs and expenses	7
	10.2	Taxable supply	7
	10.3	Adjustment events	8
	10.4	Payments	8
	10.5	GST terminology	8

11	General		8

	11.1	Set-off	8
	11.2	Financier’s determination and certificate	8
	11.3	Supervening legislation	8
	11.4	Business days	9
	11.5	Amendment	9
	11.6	Waiver and exercise of rights	9
	11.7	Approval and consent	9
	11.8	Assignment	9
	11.9	Counterparts	9
	11.10	Governing law and jurisdiction	9

page i

	11.11	Joint and several liability	9

12	Notices		10

	12.1	General	10
	12.2	How to give a communication	10
	12.3	Particulars for delivery of notices	10
	12.4	Communications by post	10
	12.5	Communications by fax	11
	12.6	After hours communications	11
	12.7	Process service	11

Schedule - Option Terms			12

page ii

Date

Parties

Metal Storm Limited ABN 99 064 270 006 of 29 Sudbury Street, Darra, Queensland (Company)

Andrew Winston Doyle of 329 River Valley Road, 12-02 Yong An Park, 238361, Singapore (Financier)

Agreed terms

1	Interpretation

1.1	Definitions

In this document:

Business Day means a day on which banks are open for business in Brisbane excluding a Saturday, Sunday or public holiday.

Event of Default means any event or circumstance described in clause 9.1.

Material Adverse Effect means a material adverse effect on either:

(a)	the ability of the Company to comply with its obligations under this document; or

(b)	the effectiveness or enforceability of this document.

Option Terms means the terms provided in the Schedule.

Outstanding Principal means so much of the Principal as remains unrepaid from time to time.

Principal means $500,000.

Repayment Date means the earlier of:

(a)	one Business Day after receipt of the R&D Tax Concession by or on behalf of the Company; or

(b)	17 August 2011.

R&D Tax Concession means the research and development tax concession granted by AusIndustry in respect of the 12 months ended 30 June 2011 which is payable to the Company.

Security Interest means any interest or right which secures the payment of a debt or other monetary obligation or the compliance with any other obligation.

Share has the meaning provided in the Schedule.

Tax means a tax (including any tax in the nature of a goods and services tax), rate, levy, impost or duty (other than a tax on the net overall income of the Financier) and any interest, penalty, fine or expense relating to any of them.

1.2	Construction

Unless expressed to the contrary, in this document:

(a)	words in the singular include the plural and vice versa;

(b)	any gender includes the other genders;

(c)	if a word or phrase is defined its other grammatical forms have corresponding meanings; and

(d)	a reference to:

(i)	a person includes a partnership, joint venture, unincorporated association, corporation and a government or statutory body or authority;

(ii)	a person includes the person’s legal personal representatives, successors, assigns and persons substituted by novation; and

(iii)	“$” or “dollars” is a reference to Australian currency.

2	Conditions precedent

2.1	Conditions precedent

The obligation of the Financier to lend the Principal is subject to the conditions precedent that:

(a)	the Financier has received this document unconditionally executed and delivered by the Company to it;

(b)	the representations and warranties set out in clause 7.1 are correct and not misleading as at the date of this document; and

(c)	no Event of Default or potential Event of Default subsists as at the date of this document.

2.2	Satisfaction of conditions precedent

The Company must use its best endeavours to satisfy the conditions precedent set out in clause 2.1.

3	Loan

Subject to clause 2, the Financier must promptly lend the Principal to the Company.

4	Fee for provision of loan

In consideration of the Financier lending the Principal to the Company, the Company agrees as follows:

(a)	on or before the Repayment Date, the Company will grant to the Financier one million four hundred thousand (1,400,000) options on the Option Terms; and

(b)	if the Outstanding Principal is not repaid on or before the Repayment Date, the Company will grant to the Financier additional options on the Option Terms calculated at the rate of 50,000 options for each day the Outstanding Principal remains unpaid after the Repayment Date. On each Business Day the Outstanding Principal remains unpaid after the Repayment Date, the Company must grant the Financier the additional options which have been accrued (but not yet granted) under this clause 4(b).

5	Repayment and prepayment

5.1	Repayment

The Company must, subject to clause 9.2, repay the Outstanding Principal to the Financier on the Repayment Date.

5.2	Prepayment

(a)	The Company may at any time prepay the Principal or any part of it without penalty.

(b)	Any money prepaid may not be reborrowed.

6	Payments

6.1	Place, manner and time of payment

The Company must make payments to the Financier under this document:

(a)	at a place and in a manner reasonably required by the Financier;

(b)	by 11.00 am local time in the place where payment is required to be made; and

(c)	in immediately available funds and without set-off, counter claim, condition or, unless required by law, deduction or withholding.

6.2	Gross-up

If the Company is required by law to deduct or withhold Taxes from any payment it must:

(a)	make the required deduction and withholding;

(b)	pay the full amount deducted or withheld in accordance with the relevant law;

(c)	deliver to the Financier the original receipt for each payment; and

(d)	pay an additional amount with such payment so that, after all applicable deductions or withholdings, the Financier actually receives for its own benefit the full amount which would have been payable to the Financier if no deduction or withholding had been required.

6.3	Appropriation

The Financier may appropriate any payment towards the satisfaction of any money due for payment by the Company in relation to this document in any way that the Financier thinks fit and despite any purported appropriation by the Company.

7	Representations and warranties

7.1	Nature

The Company represents and warrants that:

(a)	duly incorporated: it is duly incorporated in accordance with the laws of its place of incorporation, validly exists under those laws and has the capacity to sue or be sued in its own name and to own its property and conduct its business as it is being conducted;

(b)	capacity: it has capacity unconditionally to execute and deliver and comply with its obligations under this document;

(c)	binding obligations: this document constitutes the valid and legally binding obligations of the Company and is enforceable against it by the Financier in accordance with its terms;

(d)	no contravention: the unconditional execution and delivery of, and compliance with its obligations by the Company under, this document do not contravene:

(i)	any law or directive from a government body;

(ii)	its constituent documents;

(iii)	any agreement or instrument to which it is a party; or

(iv)	any obligation of the Company to any other person;

(e)	full and correct disclosure: all information given to the Financier in relation to this document is correct, complete and not misleading, and the Company has disclosed to the Financier all information which it has or has access to which is relevant to the assessment by the Financier of the nature and amount of the risks undertaken by the Financier becoming a creditor of the Company;

(f)	no proceeding: except as notified to the Financier in writing before the date of this document, no litigation, arbitration or administrative proceeding is current, pending or, to the knowledge of the Company, threatened, which has or the adverse determination of which would be likely to have a Material Adverse Effect;

(g)	no trust: except as notified to the Financier in writing before the date of this document, it does not enter into this document as trustee of any trust; and

(h)	no default: no Event of Default or potential Event of Default subsists.

7.2	General

(a)	The Company acknowledges that the Financier enters into this document in reliance on the representations and warranties.

(b)	Each representation and warranty survives the execution of this document and is deemed repeated with reference to the facts and circumstances on each day that money is owing (actually or contingently) by the Company to the Financier under this document.

8	General obligations

The Company must give to the Financier on demand, any other information reasonably required by the Financier and in the possession or under the control of the Company in relation to:

(a)	any transaction contemplated by this document; and

(b)	the financial affairs and business operations (including its tax affairs) of the Company.

9	Events of Default

9.1	Nature

Each of the following is an Event of Default (whether or not caused by anything outside the control of the Company):

(a)	non-payment: the Company does not pay any money due for payment by it under this document in accordance with this document;

(b)	other non-compliance: the Company does not comply with any other obligation under this document and, if that default is capable of rectification:

(i)	it is not rectified within five business days (or any other longer period agreed by the Financier) after its occurrence; or

(ii)	the Company does not during that period take all action which in the Financier’s opinion is necessary or desirable to quickly rectify that default;

(c)	untrue warranty: a representation, warranty or statement made or deemed to be made by the Company under this document is untrue or misleading or any reply to any requisition made by the Financier is untrue or misleading;

(d)	void document: this document is void, voidable or otherwise unenforceable by the Financier or is claimed to be so by the Company;

(e)	authorisation ceasing: an authorisation from a government body necessary to enable:

(i)	the Company to comply with its obligations under this document or carry on its principal business or activity; or

(ii)	the Financier to exercise its rights under this document,

is withheld or ceases to be in full force and effect;

(f)	Material Adverse Effect: an event or series of events whether related or not, including any material adverse change in the property or financial condition of the Company, occurs which has or is likely to have a Material Adverse Effect;

(g)	cross default: any loan or other financial accommodation of the Company in excess of $25,000 becomes due for payment or capable of being declared due for payment before its stated maturity other than by the exercise of an option of the Company to pay it before its maturity;

(h)	cessation of business: the Company ceases or threatens to cease to carry on its business or a substantial part of its business;

(i)	enforcement of other security: a person who holds a Security Interest over property of the Company becomes entitled to exercise a right under that Security Interest against the property to recover any money the payment of which is secured by that Security Interest or enforce any other obligation the compliance with which is secured by it;

(j)	insolvency:

(i)	the Company is or states that it is unable to pay from its own money all its debts as and when they become due and payable;

(ii)	the Company is taken or must be presumed to be insolvent or unable to pay its debts under any applicable legislation;

(iii)	an application or order is made for the winding up or dissolution of the Company or a resolution is passed or any steps are taken to pass a resolution for its winding up or dissolution;

(iv)	an administrator, provisional liquidator, liquidator or person having a similar or analogous function under the laws of any relevant jurisdiction is appointed in respect of the Company or any action is taken to appoint any such person and the action is not stayed, withdrawn or dismissed within seven days;

(v)	a controller is appointed in respect of any property of the Company;

(vi)	the Company is deregistered under the Corporations Act 2001 or notice of its proposed deregistration is given to the corporation;

(vii)	a distress, attachment or execution is levied or becomes enforceable against any property of the Company;

(viii)	the Company enters into or takes any action to enter into an arrangement (including a scheme of arrangement or deed of company arrangement), composition or compromise with, or assignment for the benefit of, all or any class of its creditors or members or a moratorium involving any of them;

(ix)	a petition for the making of a sequestration order against the estate of the Company is presented and the petition is not stayed, withdrawn or dismissed within seven days or the Company presents a petition against itself;

(x)	the Company presents a declaration of intention under section 54A of the Bankruptcy Act 1966; or

(xi)	anything analogous to or of a similar effect to anything described above under the law of any relevant jurisdiction occurs in respect of the Company; or

(k)	investigation: an investigation is instituted under the Corporations Act 2001 or other legislation into or an inspector is appointed to investigate the Company’s affairs.

9.2	Acceleration

If an Event of Default subsists the Financier may at any time by notice to the Company do either or both of the following:

(a)	not lend the Principal if it has not already been lent;

(b)	make the Outstanding Principal, any unpaid accrued interest or fees and any other money owing by the Company to the Financier in relation to this document immediately due for payment.

10	Costs and expenses

10.1	Reimbursement of costs and expenses

The Company must on demand pay and if paid by the Financier reimburse to the Financier:

(a)	the Financier’s costs and expenses (including legal costs and expenses on a full indemnity basis) in relation to the exercise or attempted exercise or the preservation of any rights of the Financier under this document; and

(b)	any Taxes and registration or other fees (including fines and penalties relating to the Taxes and fees) which are payable in relation to this document or any transaction contemplated by it.

10.2	Taxable supply

(a)	If GST is payable by the Financier on any supply made under this document the Company must pay to the Financier an amount equal to the GST payable on the supply.

(b)	That amount must be paid at the same time that the consideration for the supply is to be provided under this document and must be paid in addition to the consideration expressed elsewhere in this document.

(c)	On receiving that amount from the Company, the Financier must provide the Company with a tax invoice for the supply.

10.3	Adjustment events

If an adjustment event arises in respect of any supply made by the Financier under this document, a corresponding adjustment must be made between the Financier and the Company in respect of any amount paid to the Financier by the Company under clause 10.2 and payments to give effect to the adjustment must be made.

10.4	Payments

If the Company is required under this document to pay for or reimburse an expense or outgoing of the Financier or is required to make a payment under an indemnity in respect of an expense or outgoing of the Financier, the amount to be paid by the Company is the sum of:

(a)	the amount of the expense or outgoing less any input tax credit in respect of that expense or outgoing that the Financier is entitled to; and

(b)	if the Financier’s recovery from the Company is in respect of a taxable supply, an amount equal to the GST payable by the Financier in respect of that recovery.

10.5	GST terminology

The terms “adjustment event”, “consideration”, “GST”, “input tax credit”, “supply”, “taxable supply” and “tax invoice” each has the meaning which it is defined to have in the A New Tax System (Goods and Services Tax) Act 1999.

11	General

11.1	Set-off

The Financier may set off any money due for payment by the Financier to the Company whatsoever, including any money in any currency held by the Financier for the account of the Company in any place, against any money due for payment by the Company to the Financier under this document.

11.2	Financier’s determination and certificate

(a)	A certificate by the Financier relating to this document is, in the absence of manifest error, conclusive evidence against the Company of the matters certified.

(b)	The Financier is not obliged to give the reasons for its determination or opinion in relation to any matter under this document.

11.3	Supervening legislation

Any present or future legislation which operates to lessen or vary in favour of the Company any of its obligations in connection with this document or to postpone, stay, suspend or curtail any rights of the Financier under this document is excluded except to the extent that its exclusion is prohibited or rendered ineffective by law.

11.4	Business days

If the day on which anything, excluding a payment, is to be done by the Company under this document is not a Business Day, that thing must be done on the preceding Business Day.

11.5	Amendment

This document may only be varied or replaced by a document executed by the parties.

11.6	Waiver and exercise of rights

(a)	A right in favour of the Financier under this document, a breach of an obligation of the Company under this document or the occurrence of an Event of Default can only be waived by an instrument duly executed by the Financier. No other act, omission or delay of the Financier will constitute a waiver, binding, or estoppel against, the Financier.

(b)	A single or partial exercise or waiver by the Financier of a right relating to this document will not prevent any other exercise of that right or the exercise of any other right.

11.7	Approval and consent

The Financier may conditionally or unconditionally give or withhold any consent to be given under this document and is not obliged to give its reasons for doing so.

11.8	Assignment

(a)	The Company must not assign or otherwise dispose of any right under this document without the written consent of the Financier.

(b)	The Financier’s rights under this document are assignable.

11.9	Counterparts

This document may consist of a number of counterparts and, if so, the counterparts taken together constitute one document.

11.10	Governing law and jurisdiction

This document is governed by and will be construed in accordance with the laws applicable in Queensland and the parties irrevocably and unconditionally submit to the non-exclusive jurisdiction of the courts exercising jurisdiction in that place.

11.11	Joint and several liability

Where two or more parties comprise the Company:

(a)	a reference to the Company includes each and any two or more of them; and

(b)	the obligations on the part of the Company bind them jointly and severally.

12	Notices

12.1	General

A notice, demand, certification, process or other communication relating to this document must be in writing in English and may be given by an agent of the sender.

12.2	How to give a communication

In addition to any other lawful means, a communication may be given by being:

(a)	personally delivered;

(b)	left at the party’s current delivery address for notices;

(c)	sent to the party’s current postal address for notices by pre-paid ordinary mail or, if the address is outside Australia, by pre-paid airmail; or

(d)	sent by fax to the party’s current fax number for notices.

12.3	Particulars for delivery of notices

(a)	The particulars for delivery of notices are initially:

Company:

Delivery address:	29 Sudbury Street, Darra, Queensland 4076

Postal address:	Same as delivery address

Fax:	+61 7 3147 8610

Attention:	Company Secretary

Financier:

Delivery address:	329 River Valley Road, 12-02 Yong An Park, 238361, Singapore, SGP

Postal address:	Same as delivery address

Fax:	+65 6836 2986

Attention:	Andrew Doyle

(b)	Each party may change its particulars for delivery of notices by notice to each other party.

12.4	Communications by post

Subject to clause 12.6, a communication is given if posted:

(a)	within Australia to an Australian postal address, three Business Days after posting; or

(b)	outside of Australia to an Australian postal address or within Australia to an address outside of Australia, ten Business Days after posting.

12.5	Communications by fax

Subject to clause 12.6, a communication is given if sent by fax when the sender’s fax machine produces a report that the fax was sent in full to the addressee. That report is conclusive evidence that the addressee received the fax in full at the time indicated on that report.

12.6	After hours communications

If a communication is given:

(a)	after 5.00 pm in the place of receipt; or

(b)	on a day which is a Saturday, Sunday or bank or public holiday in the place of receipt,

it is taken as having been given at 9.00 am on the next day which is not a Saturday, Sunday or bank or public holiday in that place.

12.7	Process service

Any process or other document relating to litigation, administrative or arbitral proceedings relating to this document may be served on a party to this document by any method contemplated by this clause 12 or in accordance with any applicable law.

Schedule

Option Terms

(a)	Each option entitles the holder to subscribe for one fully paid ordinary share in the capital of the Company (Share) upon exercise of the option and payment of the Exercise Price (defined below).

(b)	Each option is exercisable at A$0.001 (Exercise Price), payable in full on exercise of the option.

(c)	The options expire at 5.00 pm Australian Eastern Standard Time on the date which is two years from the Repayment Date (Expiry Date).

(d)	The Company must give the holder of each option a certificate or holding statement stating:

(i)	the number of options issued to each holder; and

(ii)	the Exercise Price of the options.

(e)	Holders may exercise options at any time up to the Expiry Date. Any option not exercised, automatically expires on the Expiry Date.

(f)	Options may only be exercised by the delivery to the registered office of the Company or the share registry of a notice in writing stating the intention of the holder to:

(i)	exercise all or a specified number of options; and

(ii)	pay the Exercise Price in full for the exercise of each such option.

(g)	The exercise notice must be accompanied by the certificate or holding statement for the options being exercised and a cheque made payable to the Company for the Exercise Price for the options being exercised.

(h)	The options will be deemed to have been exercised on the date the exercise notice is received by the Company or the share registry.

(i)	The Company will allot the Shares to which a holder is entitled following exercise of options and deliver a holding statement with respect to such Shares within the timeframe required by the ASX Listing Rules (Listing Rules).

(j)	The exercise of only some options will not affect the rights of the holder to the balance of the options held by them.

(k)	If the holder of the options exercises less than the total number of options registered in the holder’s name:

(i)	the holder of the options must surrender its option certificate, if one has been issued by the Company; and

(ii)	the Company must cancel the certificate and issue the holder of the options a new certificate or holding statement stating the remaining number of options held by the holder.

(l)	Options will not confer an entitlement to receive dividends declared and paid by the Company, nor an entitlement to vote at general meetings of the Company unless the holder of the options has exercised its options before the record date for determining these entitlements and participates as a result of holding Shares.

(m)	All Shares issued on exercise of a option will:

(i)	rank equally in all respects (including, without limitation, rights relating to dividends) with other issued Shares;

(ii)	be issued credited as fully paid;

(iii)	be duly authorised and issued by all necessary corporate action; and

(iv)	be allotted and issued free from all liens, charges and encumbrances whether known about or not including statutory and other pre-emption rights and any transfer restrictions.

(n)	The Company will apply to ASX Limited for official quotation of the Shares issued upon exercise of options within the time period required by the Listing Rules.

(o)	The options may be transferred at any time in accordance with the Corporations Act 2001 (Cth) and the Listing Rules.

(p)	A holder of options does not have the right to participate in bonus issues or new issues of securities offered to shareholders until Shares are allotted to the holder pursuant to the exercise of the relevant options.

(q)	In the event of a reorganisation (including, without limitation, consolidation, sub-division, reduction or return) of the capital of the Company, the rights of the holders of options (including, without limitation, the number of options to which the option holder is entitled to and the exercise price) will be changed (as appropriate) in accordance with the Listing Rules applying to a reorganisation of capital at the time of the reorganisation.

(r)	If the Company makes a pro rata issue (other than a bonus issue) to existing Shareholders and no Share has been issued in respect of the options before the record date for determining entitlements to the issue, the Exercise Price of each option will be reduced in the manner permitted by the Listing Rules applying at the time of the pro rata issue.

(s)	If the Company makes a bonus issue to existing shareholders and no Share has been issued in respect of a option before the record date for determining entitlements to the issue, then the number of Shares over which that option is exercisable will be increased in the manner permitted by the Listing Rules applying at the time of the bonus issue.

(t)	The Company is entitled to treat the registered holder of a option as the absolute holder of that option and is not bound to recognise any equitable or other claim to, or interest in, that option on the part of any person other than the registered holder, except as ordered by a court of competent jurisdiction or as required by statute.

(u)	If the Company is obliged to make a payment in respect of withholding tax in relation to the options, the Company must:

(i)	promptly pay any amount deducted to the appropriate governmental taxation authority;

(ii)	if requested by the option holder, within 30 days after that request, give to that option holder a copy of the relevant documentation evidencing the payment; and

(iii)	issue the option holder the net number of options after making the payment.

Executed as an agreement.

Executed by Metal Storm Limited	)
)

/s/ Brett Farmer		/s/ Lee Finniear
Company Secretary		Director

Brett Farmer		Lee Finniear
Name of Company Secretary		Name of Director (print)
(print)

Executed by Andrew Winston Doyle	)
)

/s/ Andrew Winston Doyle